                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

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Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Revised Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                  Textron Inc.
                (Name of Registrant as Specified In Its Charter)

                                  Textron Inc.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

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

                                 [Textron Logo]

                            ------------------------

                            NOTICE OF ANNUAL MEETING
                            ------------------------

To the Shareholders of Textron Inc.:

     The 2000 annual meeting of shareholders of Textron Inc. will be held on Wednesday, April 26, 2000, at 10:30 a.m. at the Rhode Island Convention Center, One Sabin Street, Providence, Rhode Island for the following purposes:

          1. To elect five directors in Class I for a term of three years in accordance with Textron's By-Laws (Item 1 on the proxy card).

          2. To ratify the appointment of Ernst & Young LLP as Textron's independent auditors for 2000, which is RECOMMENDED by the Board of Directors (Item 2 on the proxy card).

          3. To consider and act upon the shareholder proposal set forth in the accompanying proxy statement, which is OPPOSED by the Board of Directors (Item 3 on the proxy card).

          4. To transact any other business as may properly come before the meeting.

     You are entitled to vote all shares of common and preferred stock registered in your name at the close of business on March 3, 2000. If you attend the meeting and desire to vote in person, your proxy will not be used. If your shares are held in the name of your broker or bank and you wish to attend the meeting in person, you should request your broker or bank to issue you a proxy covering your shares.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

     A list of shareholders entitled to vote at the 2000 annual meeting will be open to examination by any shareholder, for any purpose germane to the meeting, for ten days prior to the meeting at Textron's corporate office, 40 Westminster Street, Providence, Rhode Island 02903.

                                            By Order of the Board of Directors

                                            /s/ Frederick K. Butler
                                            Frederick K. Butler
                                            Vice President Business Ethics and
                                            Corporate Secretary

Providence, Rhode Island
March 10, 2000

                                    CONTENTS

                                                              PAGE
                                                              ----
Proxy Statement.............................................    1
     General................................................    1
     Shareholders Who May Vote..............................    1
     How to Vote............................................    1
     How Proxies Work.......................................    1
     Savings Plan Participants..............................    1
     Revoking a Proxy.......................................    1
     Required Vote..........................................    1
     Costs of Proxy Solicitation............................    2
     Confidential Voting Policy.............................    2
     Attending the Meeting..................................    2
Election of Directors (ITEM 1 ON THE PROXY CARD)............    2
Security Ownership of Certain Beneficial Holders............    9
Security Ownership of Management............................   10
Report of the Organization and Compensation Committee on
  Executive Compensation....................................   11
Executive Compensation......................................   15
     Summary Compensation Table.............................   15
     Stock Option/SAR Grants in Last Fiscal Year............   16
     Aggregate Option Exercises in Last Fiscal Year and
      Fiscal Year-End Option Values.........................   17
     Long-Term Incentive Plan Awards in Last Fiscal Year....   17
     Pension Plan Table.....................................   18
Performance Graph...........................................   21
Ratification of Appointment of Independent Auditors (ITEM 2
  ON THE PROXY CARD)........................................   21
Shareholder Proposal (ITEM 3 ON THE PROXY CARD).............   22
Other Matters to Come Before the Meeting....................   23
Shareholder Proposals and Other Matters for 2001 Annual
  Meeting...................................................   24

                     EVERY SHAREHOLDER'S VOTE IS IMPORTANT.
            PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD.

                                  TEXTRON INC.

                                PROXY STATEMENT

GENERAL

     This Proxy Statement, which is being mailed on or about March 15, 2000, to each person entitled to receive the accompanying Notice of Annual Meeting, is furnished in connection with the solicitation by the Board of Directors of Textron Inc. of proxies to be voted at the annual meeting of shareholders to be held on April 26, 2000, and at any adjournments thereof. Textron's principal executive office is located at 40 Westminster Street, Providence, Rhode Island 02903.

SHAREHOLDERS WHO MAY VOTE

     All shareholders of record at the close of business on March 3, 2000, will be entitled to vote. As of March 3, 2000, Textron had outstanding 146,301,559 shares of Common Stock; 155,781 shares of $2.08 Cumulative Convertible Preferred Stock, Series A; and 72,819 shares of $1.40 Convertible Preferred Dividend Stock, Series B (preferred only as to dividends), each of which is entitled to one vote with respect to each matter to be voted upon at the meeting.

HOW TO VOTE

     You may vote by proxy or in person at the meeting. To vote by proxy, please complete, sign, date and return your proxy card in the accompanying postage-paid envelope. If your shares are held in the name of your broker or bank and you wish to vote in person at the meeting, you should request your broker or bank to issue you a proxy covering your shares.

HOW PROXIES WORK

     When you sign, date, and return the enclosed proxy card, your shares will be voted at the meeting in the manner you direct. If you do not specify how to vote, your shares will be voted for the election of the five nominees for director described below, for ratification of the appointment of Ernst & Young LLP as Textron's independent auditors, and against the shareholder proposal described below.

SAVINGS PLAN PARTICIPANTS

     If you are a participant in a Textron savings plan with a Textron stock fund as an investment option, the accompanying proxy card shows the number of shares allocated to your account under the plan. When your proxy card is returned properly signed, the plan trustee will vote your proportionate interest in the plan shares in the manner you direct, or if you make no direction, in proportion to directions received from the other plan participants (except for any shares allocated to your Tax Credit Account under the Textron Savings Plan, which will be voted only as you direct.) All directions will be held in confidence.

REVOKING A PROXY

     You may revoke your proxy at any time before it is voted by submitting a new proxy with a later date, delivering a written notice of revocation to Textron's corporate secretary, or voting in person at the meeting.

REQUIRED VOTE

     A quorum is required to conduct business at the meeting. A quorum requires the presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the meeting. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when you fail to provide voting instructions to your broker for shares owned by you but held in the name of your broker. Under those circumstances, your broker may be authorized to vote for you on some routine items but is prohibited from voting on other items. Those items for which your broker cannot vote result in broker non-votes.

     The five nominees for director receiving the greatest number of votes at the meeting will be elected. Abstentions and broker non-votes are not counted for this purpose and will have no effect on the outcome of the election.

     Approval of the ratification of the appointment of auditors and the shareholder proposal requires the affirmative vote of a majority of shares present in person or represented by proxy, and entitled to vote on the matter. For this purpose, if you vote to "abstain" on a proposal, your shares will be treated as present and will have the same effect as if you voted against the proposal. Broker non-votes, however, are not counted for this purpose and have no effect on the outcome of the vote. All shareholders vote as one class.

COSTS OF PROXY SOLICITATION

     Textron pays all the cost of this solicitation of proxies. Textron will request that persons who hold shares for others, such as banks and brokers, solicit the owners of those shares and will reimburse them for their reasonable out-of-pocket expenses for those solicitations. In addition to solicitation by mail, Textron employees may solicit proxies by telephone, by electronic means and in person, without additional compensation for these services. Textron has hired D.F. King & Co., Inc., of New York, New York, a proxy solicitation organization, to assist in this solicitation process for a fee of $13,500, plus reasonable out-of-pocket expenses.

CONFIDENTIAL VOTING POLICY

     Under Textron's policy on confidential voting, individual votes of shareholders are kept confidential from Textron's directors, officers and employees, except for certain specific and limited exceptions. Comments of shareholders written on proxies or ballots are transcribed and provided to Textron's corporate secretary. Votes are counted by employees of First Chicago Trust Company of New York, Textron's independent transfer agent and registrar, and certified by Inspectors of Election who are employees of First Chicago.

ATTENDING THE MEETING

     If your shares are held in the name of your bank or broker and you plan to attend the meeting, please bring proof of ownership with you to the meeting. A bank or brokerage account statement showing that you owned voting stock of Textron on March 3, 2000, is acceptable proof. If you are a registered holder, no proof is required.

                             ELECTION OF DIRECTORS

     The Board of Directors is composed of three classes of directors, designated Class I, Class II and Class III. One class of directors is elected each year to hold office for a three-year term and until successors of such class are duly elected and qualified. It is the intention of the persons named in the accompanying proxy card, unless otherwise instructed, to vote to elect Teresa Beck, Lewis B. Campbell, R. Stuart Dickson, Lawrence K. Fish and Joe T. Ford to Class I. Each nominee presently serves as a director of Textron. In May 1999, in order to assure continuity and stability in management of the business and affairs of Textron, the Board reassigned Mr. Fish from Class II to Class I and Mr. Janitz from Class I to Class II. Information is furnished below with respect to each nominee for election and each director continuing in office.

                             NOMINEES FOR DIRECTOR

                 CLASS I -- NOMINEES FOR TERMS EXPIRING IN 2003
(Photo of Teresa Beck)

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(Photo of Lewis B. Campbell)

--------------------------------------------------------------------------------

(Photo of R. Stuart Dickson)

                  TERESA BECK                                DIRECTOR SINCE 1996

     Ms. Beck, 45, is the former President of American Stores Company, one of the nation's largest food and drug retailers. She joined American Stores Company in 1982, became Senior Vice President of Finance and Assistant Secretary in 1989, Executive Vice President, Administration in 1992, Executive Vice President, Finance in 1994 and chief financial officer in 1995 and served as President from 1998 until leaving the company in June 1999. Ms. Beck is a director of Albertson's, Inc. and Questar Corporation. She is a member of the Board of Directors of The Children's Center (Utah) and Partners in Education.

                  LEWIS B. CAMPBELL                          DIRECTOR SINCE 1994

     Mr. Campbell, 53, is Chairman and chief executive officer of Textron. He joined Textron in 1992 as Executive Vice President and chief operating officer, became President and chief operating officer in 1994, assumed the title of chief executive officer and relinquished the title of chief operating officer in July 1998, and assumed the title of Chairman and relinquished the title of President in February 1999. Prior to joining Textron he was a Vice President of General Motors Corporation and General Manager of its GMC Truck Division. Mr. Campbell is a director of Bristol Myers Squibb Co.

                  R. STUART DICKSON                          DIRECTOR SINCE 1984

     Mr. Dickson, 70, was Chairman of the Board of Ruddick Corporation, a
                  diversified holding company with interests in industrial sewing thread and regional supermarkets, from 1968 until 1994. Mr. Dickson currently serves as Chairman of the Ruddick Executive Committee. Mr. Dickson is a director of Ruddick Corporation, First Union Corporation, United Dominion Industries and Dimon Incorporated. He is Chairman Emeritus of the Charlotte-Mecklenburg Hospital Authority.

(Photo of Lawrence K. Fish)
--------------------------------------------------------------------------------

(Photo of Joe T. Ford)
--------------------------------------------------------------------------------

                  LAWRENCE K. FISH                           DIRECTOR SINCE 1999

     Mr. Fish, 55, is Chairman, President and chief executive officer of
                  Citizens Financial Group, Inc., a multi-state bank holding company headquartered in Providence, Rhode Island, a position he has held since joining the bank in 1992. He is a director of the Royal Bank of Scotland Group and Trustee of The Brookings Institution. Mr. Fish is a member of the Federal Reserve Advisory Council and the past Co-Chair of the Rhode Island Economic Development Council. He is the founding Chairman of the Rhode Island Commission for National and Community Service, an overseer of the Boston Symphony Orchestra and Beth Israel Deaconess Medical Center, a trustee and Chairman of the Audit Committee of the Rhode Island School of Design and a trustee of Drake University.

                  JOE T. FORD                                DIRECTOR SINCE 1998

     Mr. Ford, 62, is Chairman of the Board and chief executive officer of
                  ALLTEL Corporation, a telecommunications and information services company. He was named President of ALLTEL upon its formation in 1983 from a merger between Allied Telephone Company and Mid-Continent Telephone Corporation, became chief executive officer in 1987 and assumed his current position in 1991. Mr. Ford is a director of The Dial Corporation.


                         DIRECTORS CONTINUING IN OFFICE

                        CLASS II -- TERMS EXPIRE IN 2001

(Photo of Paul E. Gagne)

                  PAUL E. GAGNE                              DIRECTOR SINCE 1995

     Mr. Gagne, 53, was President and chief executive officer of Avenor Inc., a forest products company, and is now consultant to Kruger Inc. in corporate strategic planning and acquisitions. He joined Avenor in 1976, became President and chief operating officer in 1990 and assumed the additional position of chief executive officer in 1991, serving in that capacity until November 1997, when he left the company. In 1998, Mr. Gagne joined Kruger Inc., a major Canadian privately held producer of paper and tissue. He is a director of Inmet Mining Corporation, Wajax Limited, and Kruger Tissue Group (U.K.).

(Photo of John A. Janitz)
--------------------------------------------------------------------------------
(Photo of Jean Head Sisco)
--------------------------------------------------------------------------------
(Photo of Thomas B. Wheeler)
--------------------------------------------------------------------------------


                  JOHN A. JANITZ                             DIRECTOR SINCE 1999

     Mr. Janitz, 57, is President and chief operating officer of Textron. He joined Textron in 1996 as Chairman, President and chief executive officer of Textron Automotive Company and assumed his present position in March 1999. From 1990 to 1996, he was Executive Vice President and General Manager of TRW Inc.'s Occupant Restraint Group based in Cleveland, Ohio, a worldwide business that develops, manufactures and markets air bags, seat belts and fastening systems. Prior to joining TRW, he was President of Wickes Manufacturing Company, an automotive supplier based in Southfield, Michigan.

                  JEAN HEAD SISCO                            DIRECTOR SINCE 1975

     Mrs. Sisco, 74, is a partner in the international trade consulting firm of
                  Sisco Associates. She is a director of The Neiman Marcus Group, Inc., Newmont Mining Corporation, Chiquita Brands International, Inc., K-Tron International, Inc., American Funds -- Series I and Socrates Technology. She held various executive offices with the Washington, D.C. department store chain of Woodward & Lothrop from 1950 to 1974. She served as a consultant on governmental and public affairs to the American Retail Federation from 1974 to 1977. She is Treasurer of Reading is Fundamental, past Chairman and a director of the National Association of Corporate Directors and Chairman of the Leadership Foundation of the International Women's Forum.

                  THOMAS B. WHEELER                          DIRECTOR SINCE 1993

     Mr. Wheeler, 63, is the retired Chairman and chief executive officer of
                  Massachusetts Mutual Life Insurance Company. He was a member of the Massachusetts Mutual field sales force from 1962 to 1983, served as Executive Vice President of Massachusetts Mutual's insurance and financial management line from 1983 to 1986, became President and chief operating officer in 1987, President and chief executive officer in 1988 and Chairman and chief executive officer in 1996. He relinquished the title of chief executive officer in January 1999 and retired as Chairman in January 2000. Mr. Wheeler is a director of Massachusetts Mutual Life Insurance Company. He is Chairman of Jobs for Massachusetts and a trustee of Springfield College, the Basketball Hall of Fame and the Springfield Orchestra Association.

                       CLASS III -- TERMS EXPIRE IN 2002
(Photo of H. Jesse Arnelle)

                  H. JESSE ARNELLE                           DIRECTOR SINCE 1993

     Mr. Arnelle, 66, was a senior partner in the law firm of Arnelle, Hastie,
                  McGee, Willis & Greene, San Francisco, with which he had been associated from 1985 through his retirement in 1996. Following his retirement, he became Of Counsel to the North Carolina law firm of Womble, Carlyle, Sandridge & Rice. Mr. Arnelle is a director of FPL Group, Inc., Waste Management, Inc., Eastman Chemical Corporation, Armstrong World Industries, Union Pacific Resources, Inc. and Gannett Corporation, and served from 1990 through 1998 as a director of Wells Fargo Bank, N.A. and Wells Fargo & Company. Mr. Arnelle is the past Chairman of the Board of Trustees of Pennsylvania State University and a director of the National Football Foundation and College Hall of Fame.

(Photo of John D. Macomber)
                  JOHN D. MACOMBER                           DIRECTOR SINCE 1993
                       Mr. Macomber, 72, is Principal of JDM Investment Group, a
                  private investment firm. He joined the firm as Principal in 1992. He served as Chairman and President of the Export-Import Bank of the United States from 1989 to 1992. Mr. Macomber was chief executive officer of Celanese Corporation, a diversified chemical company, from 1977 to 1986 and also served as Chairman from 1980 to 1986. He is a director of The Brown Group, Inc., IRI International, Lehman Brothers Holdings Inc., and Mettler-Toledo International Inc. Mr. Macomber is Chairman of the Council for Excellence in Government and a trustee of the Carnegie Institute of Washington and The Folger Library. He is Vice Chairman of The Atlantic Council of the United States and a director of the National Campaign to Prevent Teen Pregnancy, The French-American Foundation, the National Executive Services Corps and the National Board of the Smithsonian Institution.
--------------------------------------------------------------------------------
(Photo of Brian H. Rowe)
--------------------------------------------------------------------------------

(Photo of Sam F. Segnar)
--------------------------------------------------------------------------------

                  BRIAN H. ROWE                              DIRECTOR SINCE 1995

     Mr. Rowe, 68, is the retired Chairman and now a consultant of GE Aircraft
                  Engines, General Electric Company, a manufacturer of combustion turbine engines for aircraft, marine and industrial applications. He joined General Electric in 1957, became President and chief executive officer of GEAE in 1979 and Chairman in 1993, serving in that capacity until his retirement in 1994. Mr. Rowe is a director of Atlas Air, Inc., B/E Aerospace, Fifth Third Bank, Stewart & Stevenson Services, Inc., Convergys and Dynatech Corporation, and is Chairman of AeroEquity, Inc.

                  SAM F. SEGNAR                              DIRECTOR SINCE 1982

     Mr. Segnar, 72, is the retired Chairman and chief executive officer of
                  Enron Corporation and former Chairman of the Board of Vista Chemical Co. and Collecting Bank, N.A., Houston, Texas. Mr. Segnar is a director of Gulf States Utilities Company, and an advisory director of Pilko and Associates Inc. He is a trustee of the Texas A&M Institute of Bio-Science and Technology and the Texas A&M School of Business Administration.

(Photo of Martin D. Walker)

                  MARTIN D. WALKER                           DIRECTOR SINCE 1986

     Mr. Walker, 67, was Chairman and chief executive officer of M. A. Hanna
                  Company, an international specialty chemicals company, from October 1998 until December 1999. He served previously in that capacity from 1986 until 1996 and as Chairman from 1996 to June 1997, when he retired. Mr. Walker is currently Principal of Morwal Investments, a private investment firm. Mr. Walker is a director of Comerica, Inc., The Timken Company, The Goodyear Tire & Rubber Co., Lexmark International, Inc. and M.
                  A. Hanna Company.

THE BOARD OF DIRECTORS

     Meetings and Organization

     During 1999, the Board of Directors met ten times and the Executive Committee of the Board did not meet. The Board has standing Audit, Nominating and Board Affairs, and Organization and Compensation committees.

     Compensation of Directors

     For their service on the Board, non-employee directors are paid an annual retainer of $75,000 plus $1,500 for each meeting of the Board attended. Non-employee directors who serve on the Executive Committee or one of the standing committees receive $1,500 for each committee meeting attended, and the chairman of each standing committee receives an additional $5,000 per year.

     Textron maintains a deferred income plan for non-employee directors under which they may defer all or part of their cash compensation until retirement from the Board. Deferrals are made either into an interest bearing account or into an account consisting of Textron stock units, which are equivalent in value to Textron common stock. Directors must defer a minimum of $45,000 of their annual retainer into the stock unit account. At the end of each calendar quarter, Textron will contribute to the stock unit account an additional amount equal to 25% of the amount deferred by the director into this account during the quarter in excess of the minimum deferral amount. One half of this additional amount will vest on December 31 of the year in which payment was deferred and one half on the next December 31. Textron also credits dividend equivalents to the stock unit account. In addition, once a year, on April 30, Textron will contribute to the stock unit account an amount equal to 20% of the then current annual retainer for each director who is serving as a director on the date of Textron's annual meeting of shareholders and has been a director for more than three months.

     Each non-employee director has received 1,000 restricted shares of Textron common stock. Except in the case of the director's death or disability or a change in control of Textron (as described below under the heading "Employment Contracts and Change In Control Arrangements" on page 19), the director may not sell or transfer the shares until he or she has completed all of his or her successive terms as a director and at least five years of Board service.

     Employee directors do not receive fees or other compensation for their service on the Board or its committees. Each member of the Board is reimbursed for expenses incurred in connection with each Board or committee meeting attended.

     As part of Textron's support for charitable institutions and to provide an additional source of funding for the Textron Charitable Trust, Textron established a program under which it will contribute up to $1,000,000 to the trust on behalf of each director upon his or her death, and the trust will donate 50% of that amount in accordance with the director's recommendation among up to five charitable organizations. Payment of the contributions will ultimately be recovered from life insurance policies that Textron maintains on the lives of directors for this purpose. The directors will not receive any financial benefit from this program since the insurance proceeds and charitable deductions accrue solely to Textron. The program will not result in a material cost to Textron.

     Audit Committee

     The Audit Committee recommends to the Board the selection of independent auditors to conduct the annual audit of Textron's financial statements; reviews the scope and costs of the audit plans of the independent auditors and internal auditors and the scope and costs of non-audit services provided by the independent auditors; reviews with management and the independent auditors Textron's annual financial statements; reviews Textron's compliance programs; and reviews with management, the independent auditors and the internal auditors, Textron's internal accounting controls. The committee is available to meet privately and separately with the independent auditors and the internal auditors without management being present. The following six non-employee directors presently comprise the committee: Mr. Gagne (Chairman), Mr. Arnelle, Ms. Beck, Mr. Rowe, Mr. Segnar and Mr. Walker. During 1999, the committee met six times. Various members of management are regularly invited to be present at Audit Committee meetings. The Vice President Internal Audit has direct access to the Audit Committee and to Textron's chief executive officer.

     Nominating and Board Affairs Committee

     The Nominating and Board Affairs Committee reviews the qualifications of, and recommends to the Board, individuals for nomination by the Board as directors of Textron. Textron's By-Laws contain a provision which imposes certain requirements upon nominations for directors other than those made by the Board. In making its recommendations to the Board, the committee will consider suggestions regarding possible candidates from a variety of sources, including shareholders. Shareholders wishing to recommend individuals as candidates for nomination by the Board must submit timely notice of nomination within the time limits described below under the heading "Shareholder Proposals and Other Matters for 2001 Annual Meeting" on page 24, to the committee, c/o Textron's corporate secretary, along with a description of the proposed candidate's qualifications and other pertinent biographical information, as well as a written consent from the proposed candidate. In addition, the committee conducts reviews and makes recommendations to the Board on the organization of the Board, Board compensation, the overall performance of the Board and other matters of corporate governance. The following seven non-employee directors presently comprise the committee: Mr. Dickson (Chairman), Ms. Beck, Mr. Fish, Mr. Ford, Mrs. Sisco, Mr. Walker and Mr. Wheeler. During 1999, the committee met four times.

     Organization and Compensation Committee

     The Organization and Compensation Committee recommends to the Board compensation arrangements for the officers named in the Summary Compensation Table on page 15 and approves compensation arrangements for other executive officers. In addition, the committee reviews the responsibilities and performance of executive officers, plans for their succession and approves changes in executive officers. The following eight non-employee directors presently comprise the committee: Mr. Macomber (Chairman), Mr. Arnelle, Mr. Fish, Mr. Ford, Mr. Rowe, Mr. Segnar, Mrs. Sisco and Mr. Wheeler. During 1999, the committee met five times.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

     The following table lists all shareholders known by Textron to own beneficially more than 5% of any class of Textron's voting stock as of December 31, 1999:

                                                                        AMOUNT AND NATURE
                                       NAME AND ADDRESS OF                OF BENEFICIAL         PERCENT
      TITLE OF CLASS                    BENEFICIAL OWNER                    OWNERSHIP           OF CLASS
      --------------                   -------------------              -----------------       --------
Common Stock...............  Putnam Fiduciary Trust Company            20,463,066 shares(1)        13.9%
                             859 Willard Street
                             Quincy, Massachusetts 02169
Common Stock...............  FMR Corp.                                 16,114,247 shares(2)        10.8%
                             82 Devonshire Street
                             Boston, Massachusetts 02109

---------------

(1) Putnam Fiduciary Trust Company has informed Textron that it shares voting and investment power over the shares and that it holds the shares as Trustee under the Textron Savings Plan and disclaims any beneficial interest. The shares will be voted at the annual meeting in accordance with instructions from the participants in the plan, or in the absence of instructions, by Putnam Fiduciary Trust Company as Trustee in accordance with the plan.

(2) Pursuant to a statement filed by FMR Corp. with the Securities and Exchange Commission in accordance with Rule 13d-1 of the Securities Exchange Act of 1934, FMR Corp. has reported that it has sole voting power over 1,474,143 shares and sole investment power over 16,114,247 shares.

                          SECURITY OWNERSHIP OF MANAGEMENT

     Set forth below in the column headed "Number of Shares of Common Stock" is the number of shares of all classes of Textron stock beneficially owned by each director of Textron, by each executive officer of Textron named in the Summary Compensation Table on page 15 and by all current directors and executive officers as a group. Directors and executive officers as a group beneficially owned less than 1% of the outstanding shares of common stock. Ownership indicated is as of December 31, 1999.

     The column headed "Number of Shares of Common Stock" includes shares held for the officers by the trustee under the Textron Savings Plan, shares obtainable upon the exercise of stock options exercisable within 60 days of December 31, 1999, and shares held jointly. Each director and executive officer has sole voting and investment power over his or her shares, except in those cases in which the voting or investment power is shared with the trustee or as otherwise noted. An objective of Textron's director and executive compensation programs is to align the financial interests of the directors and the executive officers with that of shareholders. Accordingly, the value of a significant portion of the directors' and the executive officers' total compensation is dependent upon the value they generate on behalf of shareholders. The column headed "Total Common Stock-Based Holdings" includes common stock beneficially owned and other common stock-based holdings in the form of stock units, performance share units, restricted stock and cash equivalent share awards (the value of which will increase or decrease in relation to the increase or decrease in the price of common stock).

                                                                    NUMBER               TOTAL
                                                                   OF SHARES         COMMON STOCK-
                           NAME                              OF COMMON STOCK(1)(2)   BASED HOLDINGS
                           ----                              ---------------------   --------------
H. Jesse Arnelle...........................................            2,170               8,805
Teresa Beck................................................            2,100               6,197
John D. Butler.............................................           57,089             101,394
Lewis B. Campbell..........................................          475,583             869,904
R. Stuart Dickson..........................................           41,263              51,144
Lawrence K. Fish...........................................            3,000               4,274
Joe T. Ford................................................            2,000               3,457
Paul E. Gagne..............................................            2,114               6,298
Mary L. Howell.............................................          131,467             202,658
John J. Janitz.............................................          103,444             312,759
Stephen L. Key.............................................          142,287             238,533
John D. Macomber...........................................           11,264              20,610
Brian H. Rowe..............................................            2,135               6,473
Sam F. Segnar..............................................            4,144              23,260
Jean Head Sisco............................................            4,276              21,640
Martin D. Walker...........................................            3,721              22,605
Thomas B. Wheeler..........................................            2,272              18,370
All current directors and executive officers as a group (18
  persons).................................................        1,122,215(3)        2,106,856

---------------

(1) Includes the following shares as to which voting and investment powers are shared: Mr. Dickson -- 34,000 and Mr. Segnar -- 1,000.

(2) Includes the following shares obtainable upon the exercise of stock options exercisable within 60 days of December 31, 1999: Mr. Campbell -- 460,608; Mr. Janitz -- 102,000; Mr. Key -- 141,000; Mr. Butler -- 56,500 ; and Mrs.
    Howell -- 123,764.

(3) Includes 996,372 shares obtainable upon the exercise of stock options exercisable within 60 days of December 31, 1999.

               REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE
                             ON EXECUTIVE COMPENSATION

     The Organization and Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

EXECUTIVE COMPENSATION PHILOSOPHY

     The objective of Textron's executive compensation program is to attract and retain the most qualified executives to lead our diversified corporation and to motivate them to produce strong financial performance for the benefit of our shareholders. The committee is committed to establishing a total compensation program that is not only very competitive by industry standards but also demonstrates a very heavy bias towards performance and encouraging stock ownership. To meet this objective, the total compensation program is designed to be competitive with the total compensation programs provided by other corporations of comparable revenue size in industries in which we compete for customers and/or executives, and to provide total compensation opportunities at or above the 75th percentile of those corporations if outstanding performance is achieved.

EXECUTIVE COMPENSATION PROGRAM

     Each year the committee, which is comprised entirely of non-employee directors, recommends to the Board compensation arrangements for the officers named in the Summary Compensation Table on page 15 and approves compensation arrangements for other executive officers. These compensation arrangements include annual salary levels, salary grade ranges, annual and long-term incentive plan design, participation and grants thereunder, standards of performance for new grants, and payouts from past grants.

     Textron's executive compensation program is comprised of three principal components: salary, annual incentive compensation and long-term incentive compensation.

     SALARY

     Salary ranges for Textron's executive officers were increased by 2.9% for 1999. Individual salaries are considered for adjustment periodically, based on position in salary range, individual performance and potential, and/or change in duties or level of responsibility. As a general rule, adjustments in salary are relatively modest, inasmuch as the primary elements of the compensation program are intended to be delivered by the variable components described below.

     ANNUAL INCENTIVE COMPENSATION

     All executive officers participate in Textron's Annual Incentive Compensation Plan. Annual incentive payments are generally limited to twice the target award level, but the committee can make payments above these levels if it deems performance warrants. The factors considered by the committee in recommending 1999 incentive compensation payments for executive officers included the degree to which certain overall corporate and individual performance objectives were achieved such as earnings per share, top line growth (revenues), return on invested capital and free cash flow. Individual awards were also based on the committee's assessment of each executive officer's performance against non-financial objectives which reflect their specific responsibilities. The annual incentive compensation earned by the officers named in the Summary Compensation Table is reported in the "Bonus" column of that table.

     LONG-TERM INCENTIVE COMPENSATION

     Under both the Textron 1994 Long-Term Incentive Plan and the Textron 1999 Long-Term Incentive Plan, which was approved by Textron shareholders at the 1999 annual meeting, executive officers may be granted awards of stock options, performance share units, or both. Additionally, under the 1999 plan, executive officers may be granted awards of restricted stock.

     1999 Grants of Stock Options

     Pursuant to the 1994 and 1999 plans, the committee recommended to the Board the number of stock options to be granted based on the executive officer's functions and responsibilities, past and expected future performance, potential contributions to Textron's profitability and growth, and prior option grants. Overall past corporate performance was not considered in determining the number of stock options to be granted. In accordance with the 1994 and 1999 plans, stock options granted in 1999 were at a purchase price equal to 100% of the fair market value of Textron common stock at the time of the option grant and become exercisable in two installments, the first half after one year and the other half after two years from date of grant. Information on the stock options granted during fiscal year 1999 to the officers named in the Summary Compensation Table appears in the table on page 16.

     1999 Payouts of Previously Granted Performance Share Units

     The 1999 payouts to executive officers were for performance share units granted for the three-year performance cycle ending January 1, 2000. The committee recommended to the Board payouts at 100% of these performance share unit grants. The payouts were generally based 75% on three-year aggregate earnings per share and 25% on the committee's evaluation of balance sheet strength/asset management, shareholder value (including annual rate of dividends and common stock performance versus Textron's proxy peers) and the executive officer's performance. Information on the 1999 payouts to the officers named in the Summary Compensation Table of previously granted performance share units is reported in the "LTIP Payouts" column of that table.

     1999 Performance Share Unit Grants

     For the three-year performance cycle starting at the beginning of 2000, each performance share unit granted and earned under the 1999 plan will be valued for payment purposes at the market value of Textron common stock at the end of the three-year performance period. The number of performance share units granted to executive officers for the 2000-2002 performance cycle was based on the functions and responsibilities of the executive officer and the executive officer's potential contributions to Textron's profitability and growth. The number of performance share units granted in prior years as well as the stock price at the time of grant were taken into consideration in making the new grants, but past corporate performance was not specifically taken into consideration. Information on the 1999 grants of performance share units appears in the "Long-Term Incentive Plan Awards in Last Fiscal Year" table on page 17.

     1999 Restricted Stock Grants

     The chief executive officer and the chief operating officer were granted shares of restricted stock under the Textron 1999 Long-Term Incentive Plan for retention purposes. Information on the 1999 grants of restricted stock is reported in the "Restricted Stock Awards" column of the Summary Compensation Table.

STOCK OWNERSHIP

     An objective of Textron's executive compensation program is to align the financial interests of the executive officers with the best interests of shareholders. The committee also seeks to promote stock ownership and base a substantial component of the executive officers' total compensation on the value they generate on behalf of Textron's shareholders.

     In addition to the long-term incentive plans described above, the Deferred Income Plan for Textron Key Executives, in which all executive officers participate, provides that annual incentive compensation earned in excess of 100% of target must be deferred in stock units which are equivalent in value to shares of Textron common stock if the officer has not maintained a minimum stock ownership level. The following minimum levels have been established: five times base salary for the chief executive officer and chief operating officer, three times base salary for other officers named in the Summary Compensation Table and two times base salary for other executive officers. Newly named officers have five years to bring their holdings up to the minimum levels. The deferred income plan also provides participants the opportunity to defer up to 25% of base salary and up to 100% of annual and long-term incentive compensation. Elective deferrals may be invested in either an interest bearing account or in a stock unit account. Textron contributes a 25% premium on amounts the officers elect to defer in the stock unit account. At least 50% of elective deferrals must be invested in stock units.

CEO COMPENSATION

     As in the past, in determining the overall level of Mr. Campbell's compensation and each component thereof, the committee took into consideration information provided by independent, professional compensation consultants. Mr. Campbell's salary was increased to its current level of $1,000,000 upon his promotion to chief executive officer effective July 1, 1998. As reported in the Summary Compensation Table, Mr. Campbell's salary remained at $1,000,000 for 1999. In determining not to increase his salary, the committee took into account the fact that Mr. Campbell's base salary was at the 74th percentile of base salary paid to chief executive officers at the surveyed companies.

     The committee recommended and the Board approved a 1999 annual incentive compensation award of $1,400,000, compared to an award of $1,000,000 for 1998. In determining the level of the award, the committee took into consideration the following factors: performance against objectives, competitive practice for the chief executive officer position, Mr. Campbell's 1998 award and the fact that Mr. Campbell held the chief executive officer position for only six months during 1998. The committee determined that Mr. Campbell achieved or exceeded all of his objectives, and the committee was extremely pleased that the sale of Avco Financial Services was completed as scheduled and that Textron was able to successfully redeploy the proceeds from that sale in a timely manner. Mr. Campbell's key financial goals were to meet or exceed the 1999 operating plan for earnings per share, top line growth (revenues), return on invested capital and free cash flow. Mr. Campbell's non-financial objectives consisted of goals relative to (1) increased shareholder value, (2) continued focus on top line growth, (3) diversity, (4) increased global public image of Textron, (5) organization progression and succession planning, (6) chief operating officer development and (7) improved effectiveness of the management structure.

     The committee determined that all of the performance share units granted to Mr. Campbell for the 1997-1999 performance cycle were earned since aggregate earnings per share (upon which 75% of the award was based) exceeded the targeted level for that period and performance relative to the operating committee and the executive leadership team (upon which 25% of the award was based) was achieved. The value of the 1997-1999 performance share units earned by Mr. Campbell was $2,180,400 and was determined by multiplying the number of earned performance share units by the average closing price of Textron common stock for the first ten trading days during December 1999. The value of the units earned was favorably impacted by the 60% increase in the market value of Textron common stock since the units were granted in December 1996.

     In December 1999, Mr. Campbell was granted 75,000 stock options and 40,000 performance share units for the 2000-2002 performance cycle under the Textron 1999 Long-Term Incentive Plan. These grants compare to 100,000 stock options and 30,000 performance share units granted in December 1998 under the Textron 1994 Long-Term Incentive Plan. The decrease in the number of stock options granted is attributed to the fact that the maximum number of stock options that may be granted under the 1999 plan to any individual in any calendar year is 75,000. The maximum under the 1994 plan was 150,000 stock options. The increase in the number of performance share units granted was partially made to offset the decrease in the number of options granted. The December 1999 grants placed Mr. Campbell's long-term incentive compensation at the

73rd percentile of competitive practice. The committee and the Board thought grants at that competitive level were appropriate as it brought Mr. Campbell's total direct compensation (base salary and annual and long-term incentive compensation) to the 75th percentile of competitive practice.

     Mr. Campbell's also received compensation under various Textron benefit and compensation plans including restricted stock retention awards (see footnotes
(5) and (6) of the Summary Compensation Table).

TAX CONSIDERATIONS

     Section 162(m) of the Internal Revenue Code provides that no U.S. income tax deduction is allowable to a publicly held corporation for compensation in excess of $1 million paid to the chief executive officer or any other employee whose compensation is required to be reported in the Summary Compensation Table, if those individuals are employed by the corporation at year end. "Performance-Based Compensation" is exempt from the $1 million limitation. Performance-Based Compensation must be based upon meeting pre-established and objective performance goals under a plan approved by shareholders. Performance goals are not objective if the committee has any discretion to pay amounts in excess of those earned in accordance with the achievement of pre-established performance criteria or to pay such compensation when the performance criteria are not met. Compensation deferred under the deferred income plan is not subject to the $1 million limitation.

     Textron's policy has been to preserve committee discretion in determining awards earned under Textron's annual and long-term incentive plans. Textron stock options granted under the 1994 and 1999 Long-Term Incentive Plans do qualify as Performance-Based Compensation. To further reduce the amount of compensation that will not qualify for a tax deduction, an amendment to the 1994 plan to qualify as Performance-Based Compensation awards earned for a major portion of performance share units granted under the 1994 plan was approved by the shareholders in April 1997. Awards earned for a major portion of performance share units granted under the 1999 plan also qualify as Performance-Based Compensation, as do restricted stock awards. Textron will continue to preserve committee discretion under the annual incentive compensation plan and a portion of the 1994 and 1999 long-term incentive plans.

     Textron's deferred income plan encourages individuals, including those whose income might otherwise be subject to the $1 million limitation, to defer incentive compensation amounts until the individual's employment with Textron ends, at which time the deductibility of such compensation will not be subject to Section 162(m). Consequently, with the opportunity to defer compensation and the qualification of a substantial portion of performance share units as Performance-Based Compensation, Textron believes that the $1 million limitation of Section 162(m) of the Internal Revenue Code will not have a material effect on Textron's income tax expense in the near term. The committee will continue to assess the effect of these tax rules on Textron.

     This report is submitted by the Organization and Compensation Committee.

           JOHN D. MACOMBER, CHAIRMAN
           H. JESSE ARNELLE
           LAWRENCE K. FISH
           JOE T. FORD
           BRIAN H. ROWE
           SAM F. SEGNAR
           JEAN HEAD SISCO
           THOMAS B. WHEELER

                             EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth information concerning compensation of (i) Textron's chief executive officer at the end of 1999 and
(ii) the four most highly compensated executive officers of Textron, other than the chief executive officer, who were serving as executive officers at the end of 1999 for Textron's 1997, 1998 and 1999 fiscal years. Compensation which was deferred by these officers under the Deferred Income Plan is included below as compensation paid.

                           SUMMARY COMPENSATION TABLE

                                   ANNUAL COMPENSATION                LONG-TERM COMPENSATION
                                 -----------------------   --------------------------------------------
                                                                       AWARDS                 PAYOUTS
                                                           -------------------------------    -------
                                                            RESTRICTED       SECURITIES         LTIP       ALL OTHER
   NAME AND PRINCIPAL                                      STOCK AWARDS      UNDERLYING       PAYOUTS     COMPENSATION
      POSITION(1)         YEAR   SALARY ($)   BONUS ($)       ($)(5)      OPTIONS/SARS (#)      ($)          ($)(6)
------------------------  ----   ----------   ---------    ------------   ----------------    -------     ------------
L.B. Campbell             1999  $1,000,000   $1,400,000   $17,906,250          75,000        $2,180,400     $ 50,000
Chairman and Chief        1998     862,500    1,000,000            -0-        142,000         2,221,800       43,125
Executive Officer         1997     700,000      700,000            -0-         43,000         1,784,400       35,000
J.A. Janitz               1999     574,094      731,476(2)  10,775,226         75,000           872,160       28,704
President and Chief       1998     458,750      384,559         59,559         20,000         1,007,216       22,940
Operating Officer         1997     438,125      255,156         55,156         16,000           724,942       21,905
S.L. Key                  1999     455,000      375,000            -0-         25,000           799,480       22,750
Executive Vice            1998     430,000      464,090         84,090         24,000           918,344       21,500
President and Chief       1997     430,000      384,048         44,047         22,000           832,720       21,500
Financial Officer
J.D. Butler               1999     420,000      390,787(2)      45,787         23,000           536,080       21,000
Executive Vice President  1998     400,000      605,959(3)      85,959         19,000           470,300       20,000
Administration and        1997     200,000      362,500(4)      12,500         47,500           250,000        5,000
Chief Human Resources
Officer
M.L. Howell               1999     370,000      310,000            -0-         22,000           545,100       18,500
Executive Vice            1998     349,250      340,000         50,000         18,000           592,480       17,461
President Government,     1997     326,333      276,556         36,556         17,000           571,008       16,315
International, Communi-
cations and Investor
Relations

---------------
(1) Mr. Janitz, previously Chairman, President and chief executive officer of Textron Automotive Company since 1996, became President and chief operating officer effective March 12, 1999. Mrs. Howell, previously Executive Vice President Government and International, became Executive Vice President Government, International, Communications and Investor Relations on January 1, 1999.

(2) The amounts listed as paid to Messrs. Janitz and Butler for 1999 include vested contributions made by Textron in the amounts of $31,476 and $45,787, respectively, as a result of their elections to defer compensation into the stock unit fund of the Deferred Income Plan.

(3) The amount listed as paid to Mr. Butler for 1998 includes $200,000 to replace a lost compensation award from his prior employer.

(4) The amount listed as paid to Mr. Butler for 1997 includes a hiring bonus of $100,000.

(5) The amount listed for Mr. Campbell is the market value at the time of grant of a retention award of 200,000 shares of restricted stock. The shares will be granted provided he is still employed by Textron, or in certain cases if his employment ends earlier, in accordance with the following schedule and earnings per share increases at or above an established average annual growth rate: 50,000 shares will vest in May 2003, 2006, 2008 and 2011. As of January 1, 2000, the market value of the 200,000 restricted shares was $15,337,500.

    Mr. Campbell will receive the cash equivalent of 50,000 shares of Textron common stock, provided he remains in Textron's employment through January 1, 2001, or in certain cases, if his employment ends earlier. As of January 1, 2000, the market value of the 50,000 shares was $3,834,375.

                                         (footnotes continued on following page)

(footnotes continued from preceding page)

     Mr. Key will receive the cash equivalent of 40,000 shares of Textron common stock following his retirement, provided he retires from Textron at or after age 65 or in certain cases, if his employment ends earlier. As of January 1, 2000, the market value of the 40,000 shares was $3,067,500.

     Included in the amount listed for Mr. Janitz for 1999 is $10,743,750, which is the market value at the time of grant of a retention award of 120,000 shares of restricted stock. The shares will be granted provided he is still employed by Textron, or in certain cases if his employment ends earlier, in accordance with the following schedule and earnings per share increases at or above an established average annual growth rate: 30,000, 30,000, 15,000, 15,000 and 30,000 shares will vest in October 2000, 2004, 2005, 2006, and
     2007, respectively. The 120,000 shares replaced 48,000 share equivalents that were previously granted to Mr. Janitz. As of January 1, 2000, the market value of the 120,000 restricted shares was $9,202,500.

     All other amounts listed are not restricted stock but are unvested contributions made by Textron under the Deferred Income Plan as a result of the officers' elections to defer compensation into the stock unit fund of the Deferred Income Plan. These contributions are credited in the form of stock units, which are not actual shares of stock but are units paid in cash with a value that varies with the price of Textron Common Stock. As of January 1, 2000, 425 and 618 unvested stock units with a market value of $32,592 and $47,393 were credited to the accounts of Mr. Janitz, and Mr. Butler, respectively.

(6) Amounts listed as "All Other Compensation" for 1999 are Textron's contributions under the Textron Savings Plan and the Savings Plan component of the Supplemental Benefits Plan.

                            ------------------------

STOCK OPTION GRANTS

     The following table sets forth information on grants of stock options under the Textron 1994 and 1999 Long-Term Incentive Plans during Textron's 1999 fiscal year to the officers named in the Summary Compensation Table. The number of stock options granted to these officers during Textron's 1999 fiscal year is also listed in the Summary Compensation Table in the column entitled "Securities Underlying Options/SARs."

                  STOCK OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                POTENTIAL REALIZABLE
                                                                                                        VALUE
                                                                                                  AT ASSUMED ANNUAL
                                                   INDIVIDUAL GRANTS                                  RATES OF
                             -------------------------------------------------------------           STOCK PRICE
                                 NUMBER           PERCENT OF                                        APPRECIATION
                                   OF               TOTAL         EXERCISE                         FOR OPTION/SARS
                               SECURITIES        OPTIONS/SARS        OR                              TERM($)(2)
                               UNDERLYING         GRANTED TO        BASE                      -------------------------
                              OPTIONS/SARS        EMPLOYEES         PRICE      EXPIRATION        FIVE           TEN
           NAME               GRANTED(#)(1)     IN FISCAL YEAR    ($/SHARE)       DATE         PERCENT        PERCENT
           ----               -------------     --------------    ---------    ----------      -------        -------
L.B. Campbell..............       75,000              3.4%       $73.03125        12/14/09    $3,444,672     $8,729,475
J.A. Janitz................       20,000              0.9%        81.09375        03/11/09     1,019,988      2,584,851
                                  55,000              2.5%        73.03125        12/14/09     2,526,093      6,401,615
S.L. Key...................       25,000              1.1%        73.03125        12/14/09     1,148,224      2,909,825
J.D. Butler................       23,000              1.1%        73.03125        12/14/09     1,056,366      2,677,039
M.L. Howell................       22,000              1.0%        73.03125        12/14/09     1,010,437      2,560,646

---------------
(1) Fifty percent of the options granted may be exercised not earlier than one year from the date of grant and the balance of the options granted may be exercised not earlier than two years from the date of grant. All options were granted on December 15, 1999, except for 20,000 options granted to Mr. Janitz on March 12, 1999, as a result of his promotion to President and chief operating officer. All options were granted at a purchase price per share of 100% of the fair market value of Textron common stock on the date of grant. Outstanding options will be exercisable immediately and in full in the event of a change in control of Textron as defined in the Textron 1994 and 1999 Long-Term Incentive Plans.

                                         (footnotes continued on following page)

(footnotes continued from preceding page)

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the price of Textron common stock. At a 5% and 10% annual rate of stock price appreciation, the stock price would be approximately $118.96 and $189.42 at the end of the ten-year term of the options granted on December 15, 1999. The corresponding stock prices for options granted on March 12, 1999, would be $132.09 and $210.34.

AGGREGATED OPTION AND STOCK APPRECIATION RIGHTS EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth information, with respect to the officers named in the Summary Compensation Table, concerning: (i) the exercise during Textron's 1999 fiscal year of stock options and stock appreciation rights and
(ii) unexercised options and stock appreciation rights held as of the end of Textron's 1999 fiscal year, which were granted to these officers during 1999 and in prior fiscal years under either the Textron 1999 Long-Term Incentive Plan or a predecessor plan.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                   AND FISCAL YEAR-END OPTION AND SAR VALUES

                                                                NUMBER OF SECURITIES
                                                                     UNDERLYING                 VALUE OF UNEXERCISED
                                SHARES                        UNEXERCISED OPTIONS/SARS       IN-THE-MONEY OPTIONS/SARS
                               ACQUIRED                        AT FISCAL YEAR-END(#)           AT FISCAL YEAR-END($)
                                  ON            VALUE       ----------------------------    ----------------------------
           NAME              EXERCISE(#)     REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
           ----              -----------     -----------    -----------    -------------    -----------    -------------
L.B. Campbell.............        -0-         $    -0-        460,608         146,001       $16,317,556      $443,754
J.A. Janitz...............        -0-              -0-        152,000          65,000         5,049,750       218,594
S.L. Key..................        -0-              -0-        141,000          37,000         4,627,719       112,406
J.D. Butler...............        -0-              -0-         56,500          32,500           525,469       100,719
M.L. Howell...............        -0-              -0-        154,764         123,764         4,520,358        96,188

LONG-TERM INCENTIVE PLAN

     The following table provides information concerning performance share unit awards made during Textron's 1999 fiscal year to the officers named in the Summary Compensation Table pursuant to the Textron 1994 and 1999 Long-Term Incentive Plans for the 2000-2002 performance cycle and for the prior performance cycles referred to in the footnotes below.

              LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                                           PERFORMANCE OR
                                           NUMBER OF        OTHER PERIOD
                                          PERFORMANCE     UNTIL MATURATION  ESTIMATED FUTURE PAYOUTS UNDER
                 NAME                   SHARE UNITS (#)      OR PAYOUT       NON-STOCK PRICE BASED PLANS
                 ----                   ---------------   ----------------  ------------------------------
                                                                              TARGET NUMBER OF
                                                                            PERFORMANCE SHARE UNITS (#)
L.B. Campbell.........................         40,000         3 years                     40,000
J.A. Janitz...........................          5,400(1)      3 years                      5,400
                                                7,000(2)      3 years                      7,000
                                               25,000         3 years                     25,000
S.L. Key..............................          8,500         3 years                      8,500
J.D. Butler...........................          8,000         3 years                      8,000
M.L. Howell...........................          7,500         3 years                      7,500

---------------
(1) Granted in March 1999 to supplement Mr. Janitz's December 1997 grant for the 1998-2000 performance cycle as a result of his promotion to President and chief operating officer.

                                         (footnotes continued on following page)

(footnotes continued from preceding page)

(2) Granted in March 1999 to supplement Mr. Janitz's December 1998 grant for the 1999-2001 performance cycle as a result of his promotion to President and chief operating officer.

     Except in the case of the chief executive officer, the number of performance share units earned by the officers named in the Summary Compensation Table at the end of the three-year performance cycle will be determined by the Board of Directors upon the recommendation of the Organization and Compensation Committee and will be generally based 60% on earnings per share growth, 20% on discretionary performance measures, including balance sheet strength/asset management, support of Textron's commitment to diversity, shareholder value and the officer's individual performance and 20% will be based on an executive leadership team objective. In the case of the chief executive officer, 75% of the award will be based on earnings per share growth and 25% will be based on measures just described above except the executive leadership team objective. Attainment of a primary performance target will result in earning 100% of the value of the performance share units related to that target. Awards may not exceed 100% of the value of the performance share units. Failure to attain a minimum performance target will result in the failure to earn any performance units related to that performance target. Attainment between the primary and minimum performance targets will result in earning a portion of the performance share units related to those performance targets determined by a pre-established mathematical formula. The committee may determine an award less than that determined by the formula but may not, however, determine an award more than that derived by the formula.

     Performance share units based on discretionary performance measures do not qualify as Performance-Based Compensation under Section 162(m) of the Internal Revenue Code. Performance share units related to one or more performance measures shall be earned only as determined by the Organization and Compensation Committee and may not exceed more than 100% of the value of such units. Payouts, which are made in cash, will be determined by multiplying the number of performance share units earned by the then current market value of Textron common stock at the end of the performance period.

PENSION PLAN

     The following table sets forth the estimated annual pension benefits payable upon retirement under the Textron Master Retirement Plan formula to persons in the specified remuneration and years of service classifications.

                               PENSION PLAN TABLE

                                                   YEARS OF SERVICE
                   --------------------------------------------------------------------------------
REMUNERATION(1)        10            15            20            25            30            35
---------------        --            --            --            --            --            --
  $1,000,000       $  148,552    $  222,828    $  297,104    $  371,380    $  445,656    $  519,932
   1,250,000          186,052       279,078       372,104       465,130       558,156       651,182
   1,500,000          223,552       335,328       447,104       558,880       670,656       782,432
   1,750,000          261,052       391,578       522,104       652,630       783,156       913,682
   2,000,000          298,552       447,828       597,104       746,380       895,656     1,044,932
   2,250,000          336,052       504,078       672,104       840,130     1,008,156     1,176,182
   2,500,000          373,552       560,328       747,104       933,880     1,120,656     1,307,432
   2,750,000          411,052       616,578       822,104     1,027,630     1,233,156     1,438,682
   3,000,000          448,552       672,828       897,104     1,121,380     1,345,656     1,569,932
   3,250,000          486,052       729,078       972,104     1,215,130     1,458,156     1,701,182
   3,500,000          523,552       785,328     1,047,104     1,308,880     1,570,656     1,832,432
   3,750,000          561,052       841,578     1,122,104     1,402,630     1,683,156     1,963,682
   4,000,000          598,552       897,828     1,197,104     1,496,380     1,795,656     2,094,932
   4,250,000          636,052       954,078     1,272,104     1,590,130     1,908,156     2,226,182
   4,500,000          673,552     1,010,328     1,347,104     1,683,880     2,020,656     2,357,432
   4,750,000          711,052     1,066,578     1,422,104     1,777,630     2,133,156     2,488,682
   5,000,000          748,552     1,122,828     1,497,104     1,871,380     2,245,656     2,619,932

---------------

(1) Based on highest consecutive five-year average compensation

     Benefits under the formula are based upon the salaried employee's highest consecutive five-year average compensation. Compensation for such purposes means compensation listed in the "Salary" and "LTIP Payouts" columns, and annual incentive compensation included in the "Bonus" column, of the Summary Compensation Table. However, for any employee who is first awarded performance share units after October 26, 1999, LTIP payouts shall not be included in compensation. As of January 1, 2000, the years of credited service for the officers named in the Summary Compensation Table were as follows: Mr. Campbell, 7 years; Mr. Janitz, 4 years; Mr. Key, 5 years; Mr. Butler, 3 years; and Mrs. Howell, 19 years.

     Annual pension amounts shown in the table above are computed on the basis of a single life annuity, unless the participant receives another method of payment, and are not subject to any offset for Social Security benefits. The Textron Master Retirement Plan is integrated with Social Security, however, and the amounts in the table reflect that integration. Annual pension amounts shown in the table are subject to annual pension limitations imposed by the Internal Revenue Code. To compensate certain Textron executives, including the officers named in the Summary Compensation Table, for the effect of these limitations, Textron maintains a Supplemental Benefits Plan. Certain Textron executives, including the officers named in the Summary Compensation Table, also participate in the Supplemental Retirement Plan for Textron Key Executives, which provides benefits to participants who remain in the employ of Textron until at least age
60. Under this plan, these executives are entitled to receive an annual supplemental pension benefit equal to 50% of their highest consecutive five-year average compensation reduced by any amounts to which they are entitled under the plans of Textron and any prior employer if they remain in the employ of Textron until age 65 (and a reduced benefit if they remain in the employ of Textron until at least age 60).

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

     The officers named in the Summary Compensation Table and one other executive officer have employment contracts with Textron that provide for a three year initial term ending in July 2001, except for Mr. Janitz, whose initial term ends in May 2002, with a one year renewal provision. The agreements provide for specified levels of severance protection based on the reason for termination including change in control, irrespective of the remaining term of the agreements. The agreements provide excise tax protection for change in control terminations. The agreements provide that base salary will not be reduced and the officers will remain eligible for participation in Textron's executive compensation and benefit plans during the term of the agreements.

     Certain benefit plans and arrangements in which the officers named in the Summary Compensation Table participate have provisions that will apply in the event of a change in control of Textron under the plans. Generally, a "change of control" under the plans will occur upon (i) any non-Textron person or group becoming (other than by acquisition from Textron or a related company) the beneficial owner of more than 30% of the then outstanding voting stock of Textron, (ii) during any two-year period, directors elected or nominated by the Board ceasing to constitute a majority thereof, (iii) shareholder approval of a merger or consolidation of Textron with any other corporation, other than a merger or consolidation in which the voting securities of Textron would continue to represent more than 50% of the combined voting power of the voting securities of Textron or such surviving entity, or (iv) shareholder approval of a plan of complete liquidation of Textron or an agreement for the sale or disposition by Textron of all or substantially all of its assets. The Survivor Benefit Plan provides that, upon a change in control, certain assets (generally, paid up life insurance in a face amount equal to two times the base salary of an active or former officer) will be transferred to each active or former executive or beneficiary. The Supplemental Benefits Plan and the Deferred Income Plan provide that in the event of a change in control of Textron, the amounts accrued under such plans will become payable immediately. However, supplemental savings accounts under the Supplemental Benefits Plan may be distributed only upon death, disability, retirement or termination from Textron. The Annual Incentive Compensation Plan establishes minimum incentive compensation awards for the fiscal year in which the change in control occurs. The Textron 1994 and 1999 Long-Term Incentive Plans provide that outstanding options will become exercisable immediately and in full, and the stated value of all outstanding performance share units will be deemed earned and will be payable immediately and in full in the event of a change in control of Textron. The Supplemental Retirement Plan for Textron Key Executives provides that in the event of a change in control of Textron, participants will be fully vested. The Textron Savings Plan provides for full vesting of the accounts of participants whose employment ends within two years after a change in control of Textron. The Textron Master Retirement Plan provides that (i) if the plan is terminated within three years after a change in control of Textron, surplus assets will be applied to increase the benefits of active participants up to maximum limits provided by the Internal Revenue Code, and (ii) in the event of a plan merger, consolidation or transfer within three years after such a change in control, the vested accrued benefit of each affected individual will be increased as provided in item (i), will be fully vested, and will be satisfied through the purchase of a guaranteed annuity contract. Mr. Campbell's and Mr. Janitz's retention awards are payable immediately in the event of a change in control of Textron.

TRANSACTIONS WITH MANAGEMENT

     InteSys Technologies, Inc., which was acquired by Textron on October 29, 1999, purchased during 1999 $1,968,441 of resin from three units of M.A. Hanna Company, of which Mr. Walker was Chairman and chief executive officer until retiring in December 1999. InteSys anticipates that it will purchase approximately $2,000,000 of resin from M.A. Hanna operations in 2000.

                               PERFORMANCE GRAPH

     Set forth below is a stock performance graph which shows the change in market value of $100 invested on December 31, 1994, in Textron common stock, Standard & Poor's 500 Stock Index and a peer group index. The cumulative total shareholder return assumes dividends are reinvested. Textron is a global, multi-industry company with market-leading operations in four business segments -- Aircraft, Automotive, Industrial and Finance. The peer group consists of 18 companies in comparable industries in the following Standard & Poor's 500 price index industry groups: aerospace/defense -- The Boeing Company, General Dynamics Corporation, Lockheed Martin Corporation and Northrup Grumman Corporation; auto parts & equipment -- ITT Industries, Inc. and TRW Inc.; defense electronics -- Raytheon Company; diversified machinery -- Dover Corporation; diversified manufacturing -- Crane Co., Honeywell International, Inc., Illinois Tool Works Inc., Johnson Controls Inc., Tyco International LTD. and United Technologies Corporation; electrical equipment -- Rockwell International Company; specialized manufacturing -- Millipore Corporation, Pall Corp. and Parker Hannifin Corp. The companies in the indices are weighted by market capitalization.

                                [GRAPH OMITTED]

                                                      TEXTRON INC.                   S&P 500                   PEER GROUP
                                                      ------------                   -------                   ----------
Dec. 31, 1994                                            100.00                      100.00                      100.00
Dec. 31, 1995                                            137.34                      137.58                      149.91
Dec. 31, 1996                                            195.78                      169.17                      195.70
Dec. 31, 1997                                            264.04                      225.61                      223.98
Dec. 31, 1998                                            326.01                      290.09                      236.09
Dec. 31, 1999                                            334.60                      351.13                      248.88

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has selected the firm of Ernst & Young LLP to audit Textron's consolidated financial statements for 2000, and recommends to the shareholders ratification of the appointment of Ernst & Young as independent auditors for 2000. If this resolution is defeated, the Board will reconsider its selection. A representative of Ernst & Young will be present at the annual meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP (ITEM 2 ON THE PROXY CARD).

                              SHAREHOLDER PROPOSAL

     Mercy Consolidated Asset Management Program, Dominican Sisters of Hope, Missionary Oblates of Mary Immaculate, The Sisters of St. Francis of Philadelphia, Sisters of the Holy Cross, Sisters of Charity, BVM and the General Board of Pension and Health Benefits of the United Methodist Church have notified Textron that they intend to propose the following resolution at the 2000 annual meeting of shareholders (the addresses of, and the number of shares held by, each of the proponents can be obtained upon request from Textron's corporate secretary):

     WHEREAS the proponents of this resolution believe that the Board of Textron should establish criteria to guide management in their defense contract bidding and implementation activities;

     WHEREAS we believe that economic decision-making has both an ethical and a financial component;

     WHEREAS we believe our company's ethical responsibilities include analyzing the effects of its decisions with respect to employees, communities, and nations;

     WHEREAS we believe decisions to develop and to produce weapons can have grave consequences to the lives and/or freedoms of people worldwide, if the company has not considered its ethical responsibilities ahead of time;

     WHEREAS we believe that the company has shown poor judgment in this regard by past sales of helicopters to Indonesia in light of that country's oppression in East Timor and by recent bidding for military helicopter sales with Turkey whose oppression of the Kurds is condemned by human rights organizations;

     WHEREAS we believe that the recent proposed joint venture for manufacturing military helicopters in Romania was ill advised due to the country's need to provide more adequately for its own citizen's social needs. The International Monetary Fund has concurred by refusing to loan Romania money for weapons;

     THEREFORE BE IT RESOLVED that the shareholders request the Board of Directors to establish a committee to research this issue and to develop criteria for the bidding, acceptance and implementation of military contracts and to report the results of its study to shareholders at its 2001 annual meeting. Proprietary information may be omitted and the cost limited to a reasonable amount.

     The proponents have submitted the following statement in support of this proposal:

          The proponents of this resolution believe that all human beings are called to seek justice and peace. An ethic of stewardship of the earth must include respect for humanity and for creation. Because we believe that corporate social responsibility in a successful free enterprise system demands ethical reflection and action upon activities that are socially useful as well as economically profitable, we recommend that in establishing ethical criteria the Board consider the following:

     - Arms sales to governments that repress their citizens,

     - The connection between arms sales and geographical or political instability,

     - Sales of weapons, parts, technology, and components convertible to military use (dual-use) to foreign governments,

     - Transfers of technology, including co-production agreements.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS SHAREHOLDER PROPOSAL.

     The Board feels strongly that this proposal is contrary to the best interests of Textron, its shareholders and its employees.

     Textron is committed to doing business in full compliance with all applicable laws and regulations and in accordance with Textron policies and procedures regarding such matters as standards of business conduct; export controls; transactions with governments; political contributions and activities; relationships with customers and suppliers; protection of intellectual property; environmental protection, health and safety; and employee and community relations. These policies apply to all Textron operations, including those involving military contracts. Thus, Textron's business leaders must determine that Textron's military contract activities meet applicable legal requirements, adhere to Textron's ethics policies and satisfy standards of sound business judgment. In addition, all sales by Textron under the Department of Defense's Foreign Military Sales Program or directly to foreign military organizations must be expressly approved by the Department of State and, in some circumstances, Congress, which receive extensive input on humanitarian concerns from a large number of organizations and factor those concerns into their decision making process. The Board believes that Textron's existing process for reviewing the types of matters raised in the proposal is already sufficient.

     ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL (ITEM 3 ON THE PROXY CARD).

                    OTHER MATTERS TO COME BEFORE THE MEETING

     The Board of Directors does not know of any matters which will be brought before the meeting other than those specifically set forth in the notice thereof. If any other matter properly comes before the meeting, it is intended that the persons named in and acting under the enclosed form of proxy or their substitutes will vote thereon in accordance with their best judgment.

        SHAREHOLDER PROPOSALS AND OTHER MATTERS FOR 2001 ANNUAL MEETING

     Shareholder proposals intended to be presented at the 2001 annual meeting of shareholders must be received by Textron on or before November 10, 2000, for inclusion in the proxy statement and form of proxy relating thereto. Textron's By-Laws contain provisions which impose certain additional requirements upon shareholder proposals.

     In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by Textron in advance of the meeting. Under Textron's By-Laws, such notice must be received not less than 90 nor more than 120 days before the anniversary date of the immediately preceding annual meeting of shareholders (but if the annual meeting is called for a date that is not within 30 days of the anniversary date, then the notice must be received within 10 days after notice of the meeting is mailed or other public disclosure of the meeting is made) or between December 28, 2000, and January 27, 2001, for the 2001 annual meeting. The notice must include a description of the proposed business, the reasons therefor, and other specified matters. These requirements are separate from and in addition to the requirements a shareholder must meet to have a proposal included in Textron's proxy statement. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority by Textron.

                                            By order of the Board of Directors,

                                            /s/ Frederick K. Butler
                                            Frederick K. Butler
                                            Vice President Business Ethics and
                                            Corporate Secretary

March 10, 2000

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE FILL IN, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENVELOPE PROVIDED.

[X] Please mark your                                                        1596
    votes as in this
    example.

This proxy, when properly executed, will be voted as directed by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR the nominees listed below, FOR proposal 2 and AGAINST proposal 3, or if this card constitutes voting instructions to a savings plan trustee, the trustee will vote as described in the proxy statement.


 The Board of Directors recommends that you vote FOR the nominees listed below and FOR proposal 2.

------------------------------------------------------------------------------------------------------------------------------------
                    FOR*      WITHHELD FROM ALL        NOMINEES                                           FOR      AGAINST   ABSTAIN
                                                      Teresa Beck        2. Ratification of appointment
1. Election of      [ ]             [ ]             Lewis B. Campbell       of independent auditors       [ ]        [ ]       [ ]
   Directors                                        R. Stuart Dickson
                                                    Lawrence K. Fish
                                                      Joe T. Ford

*Except vote withheld from the following nominee(s):                                                Change of address/
                                                                                                    comments on      [ ]
                                                                                                    reverse side
----------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

                                                                             The Board of Directors recommends that you vote
                                                                                            AGAINST proposal 3
                                                                         -------------------------------------------------------
                                                                         3. Shareholder proposal      FOR      AGAINST   ABSTAIN
                                                                            relating to Military
                                                                            Contracts                 [ ]        [ ]       [ ]
                                                                         -------------------------------------------------------

                                                                         Please sign exactly as name(s) appear hereon. Joint
                                                                         owners should each sign. When signing as attorney,
                                                                         executor, administrator, trustee or guardian, please
                                                                         give full title as such.


                                                                         -------------------------------------------------------



                                                                         -------------------------------------------------------
                                                                           SIGNATURE(S)                                   DATE

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE




                                    TEXTRON

                                 Annual Meeting
                                       of
                              Textron Shareholders




                           Wednesday, April 26, 2000
                                   10:30 a.m.



                         Rhode Island Convention Center
                                One Sabin Street
                            Providence, Rhode Island



                                IMPORTANT NOTICE
                                ----------------
                    IT IS IMPORTANT THAT YOU VOTE, SIGN AND
                  RETURN THE ABOVE PROXY AS SOON AS POSSIBLE.
                     BY DOING SO, YOU MAY SAVE TEXTRON THE
                      EXPENSE OF ADDITIONAL SOLICITATION.

                                  TEXTRON INC.
            Proxy Solicited on Behalf of the Board of Directors for
                 Annual Meeting of Shareholders April 26, 2000


          The undersigned hereby appoint(s) Lewis B. Campbell, John A. Janitz
  P and Frederick K. Butler, or any one or more of them, attorneys with full power of substitution and revocation to each, for and in the name
  R of the undersigned with all the powers the undersigned would possess if personally present, to vote the shares of the undersigned in
  O Textron Inc. as indicated on the proposals referred to on the reverse side hereof at the annual meeting of its shareholders to be held
  X April 26, 2000, and at any adjournments thereof, and in their or his discretion upon any matter which may properly come before said
  Y       meeting.

          This card also constitutes voting instructions to the trustees under the Textron savings plan to vote, in person or by proxy, the proportionate interest of the undersigned in the shares of Common Stock of Textron Inc. held by the trustees under the plans, as described in the proxy statement.


                                          (Change of Address/Comments)

                                     ---------------------------------------

                                     ---------------------------------------

                                     ---------------------------------------

                                     ---------------------------------------
                                     (If you have written in the above space, please mark the corresponding box on the reverse side of this card.)


                                                                   -----------
                                                                   SEE REVERSE
                                                                       SIDE
                                                                   -----------

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE




                                    TEXTRON


                                 Annual Meeting
                                       of
                              Textron Shareholders


                         Rhode Island Convention Center
                                One Sabin Street
                            Providence, Rhode Island

                       [LETTERHEAD OF LEWIS B. CAMPBELL]
                                 March 10, 2000


Dear Fellow Participant:

     Textron's Annual Meeting of Shareholders will take place on April 26, 2000. As a participant in a Textron Savings Plan, you are entitled to instruct the Plan's Trustee as to how to vote your shares of Textron stock. YOUR VOTE IS IMPORTANT.

     Enclosed with this letter is the proxy statement for the meeting, along with our 1999 Annual Report to Shareholders and a voting card. Please complete your voting card and mail it in the enclosed envelope. If the Trustee does not receive this card by April 20, 2000, your shares will be voted in accordance with the provisions of the Plan.

     The subject of each proposal is shown on the voting card and is explained in greater detail in the proxy statement. The Board of Directors recommends that you instruct the Trustee to vote FOR the election of the five nominees for Director listed in ITEM 1 and FOR ITEM 2. The Board of Directors recommends that you instruct the Trustee to vote AGAINST ITEM 3.

     Thank you for your continued support.


                                          Sincerely,

                                          /s/ Lewis B. Campbell



Enclosures